Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of October 24, 2011 (the “Effective Date”), by and between interclick, inc., a Delaware corporation (collectively with any successors and assigns, the “Company”) headquartered at 11 West 19th Street, 10th floor, New York, NY 10011 and Keith Kaplan, an individual residing at 17 Sandhopper Trail, Westport, CT 06880 (“Executive”).  As of the Effective Date, this Agreement constitutes the only agreement between Executive and the Company with regards to Executive’s employment with the Company.  This Agreement supersedes any agreement between Executive and the Company executed prior to the date the last party hereto executes this Agreement with respect to the subject matter hereof, including, without limitation, any offer letter agreement or employment agreement.

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as its President and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.             Employment and Duties.

(a)         The Company agrees to employ and Executive agrees to serve as the Company’s Chief Revenue Officer & President reporting directly to the Chief Executive Officer, in each case, as may be adjusted in the event of a Change of Control (as defined below).  The duties and responsibilities of Executive shall include assisting in coordination and alignment of resources for the execution of marketing strategies and lending the tactical execution of the media and platform sales teams, as well as duties and responsibilities as the Chief Executive Officer or Executive’s direct supervisor may from time to time assign to Executive.

(b)           Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.  Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined by Executive’s immediate supervisor inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Executive from (i) serving as a director or member of a committee of up to two (2) entities that do not, in the good faith determination of Executive’s direct supervisor, compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of Executive’s direct supervisor, a conflict of interest or appearance of a conflict of interest with the business of the Company; (ii) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (iii) serving as a director or trustee of any governmental, charitable or educational organization or (iv) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 13.  Notwithstanding the foregoing, following a Change of Control (as defined below), Executive’s activities outside of his duties hereunder shall be subject to any policies of the acquiring corporation and/or the successor to the Company, as applicable.

2.            Term.  The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Agreement.  For the purposes of this Agreement, “Employment Period” shall mean that period of time commencing on the Effective Date and ending on the earlier of the termination of Executive’s employment hereunder or the termination of this Agreement.

3.            Place of Employment.  Executive’s services shall be performed at the Company’s offices located in New York, New York.  The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.            Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of $350,000.00, with such adjustments to additionally increase the Base Salary as shall be determined by the Board.  The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.

5.            Bonuses.  Upon execution of this Agreement, Executive will be entitled to receive a signing bonus equal to $262,500, such payment to be made in a cash lump sum on the first payroll date following the execution of this Agreement.  During the Employment Period, Executive shall be entitled to an annual bonus (the “Annual Bonus”) based on criteria adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for earning Bonuses which shall be adopted by the Compensation Committee annually for its senior executives.  Bonuses shall be paid by the Company to Executive promptly after determination that the relevant targets have been met, it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s annual audit and public announcement of such results and shall be paid promptly following the Company’s announcement of earnings.  Notwithstanding any provision herein to the contrary, Executive shall be paid an amount equal to $87,500 as his Annual Bonus for the calendar year 2011.  The annual “Target Bonus” for Executive for each calendar year after 2011 shall be 100% of the associated Base Salary for such year based upon achievement of 100% of the criteria for Executive established by the Compensation Committee.  Any annual Target Bonus earned by Executive shall be paid no later than March 15 of the year following the year to which the Target Bonus relates.  With respect to each Target Bonus, in the event that Executive does not achieve 100% of the established criteria or exceeds the established criteria, then Executive shall receive a pro rata portion of the Target Bonus based on the percentage of the criteria achieved by Executive.  For illustrative purposes only, if Executive achieved 95% of the established criteria for the Annual Bonus, then Executive would receive an Annual Bonus equal to 95% of the Target Bonus, and if Executive achieved 110% of the established criteria, then Executive would receive an Annual Bonus equal to 110% of the Target Bonus.  Notwithstanding the foregoing (but expressly excluding the calendar year 2011), if Executive does not achieve at least 75% of the established criteria for an Annual Bonus, then Executive shall not receive an Annual Bonus for such year.   For the avoidance of doubt, if Executive is employed upon expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Company on the date the Annual Bonus is paid for such last year.  Notwithstanding anything to the contrary in this Section 5, in the event of a Change of Control, Executive shall be eligible for an Annual Bonus in accordance with the policies and programs provided by the acquiring corporation and/or the successor to the Company, as applicable.

6.            Severance Compensation.   Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, (b) any earned but unpaid Annual Bonuses, (c) any other amounts required to be paid pursuant to applicable law and (d), subject to Executive’s execution of a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable no later than sixty (60) days after Executive terminates employment, an amount equal to Executive’s then-current annual Base Salary (the “Separation Payment”).  Subject to the terms hereof, the Separation Payment shall be paid on the sixtieth (60th) day following Executive’s termination of employment.  Notwithstanding the foregoing, and for clarification purposes, payments made to Executive pursuant to Sections 6(b) and 6(c) shall not be included towards any payments under Section 6(d) hereunder.

In the event Executive becomes entitled to a Separation Payment pursuant to Section (6)(d), then subject to Executive’s (1) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which the Employee participated immediately prior to the termination date (“COBRA Continuation Coverage”), and (2) continued payment of premiums for such plans at the active employee rate (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), Company shall promptly reimburse Executive for the cost of COBRA Continuation Coverage for Executive and his eligible dependents until the earliest of (x) Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA, and (y) twelve (12) months following the termination date (the benefits provided under this clause (ii), the “Medical Continuation Benefits”) or until such time as Executive shall obtain reasonably equivalent benefits from subsequent employment or spousal benefits.

7.            Equity Awards.

(a)           Executive shall be eligible for such grants of awards under the Company’s 2011 Incentive Plan (or any successor or replacement plan adopted by the Board of Directors and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee may from time to time determine for its senior executives and initially, based on the following as set forth below (the “Share Awards”).  Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(b)           Executive will be awarded 275,000 shares of restricted Company Common Stock under the Company’s 2011 Equity Incentive Plan (the “2011 Share Award”).  The 2011 Share Award and option grants shall vest in equal annual installments over the first four years of the Employment Period provided that Executive is still employed by the Company or an affiliate of the Company on the applicable vesting date.  Notwithstanding the foregoing, the 2011 Share Award shall vest as to 25% of any then unvested portion of the 2011 Share Award upon the first occurrence hereinafter of a Change of Control (with the remainder vesting in accordance with the original vesting schedule with each vesting installment reduced pro rata to reflect such accelerated vesting) and as to 100% of any then unvested portions of the 2011 Share Award in the event Executive is terminated by the Company without Cause following a Change of Control and Executive executes a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable within sixty (60) days following such termination of employment.

8.            Clawback Rights.  The Annual Bonus, and any and all stock based compensation (such as options and equity awards)(collectively, the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that Executive is employed by the Company and  upon the termination of Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to  take into account the restated results, and any excess portion  of  the Clawback Benefits  resulting from such restated results shall be immediately surrendered to the Company  and if not so surrendered within ninety (90) days of the revised calculation being provided to Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive.  The Clawback Rights shall terminate following a Change of Control, subject to applicable law, rules and regulations. For purposes of this Section 8, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”).  The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.  Notwithstanding anything in this Section 8 to the contrary, in the event of a Change of Control, Executive shall be subject to the clawback policies of any acquiring corporation and/or the successor to the Company, as applicable and as may be in effect from time to time.

9.            Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

10.          Other Benefits.  During the term of this Agreement, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to similarly situated employees.

11.          Parachute Payments.

(a)         Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below).  The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greatest amount of the Payment.   If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Executive will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

                             (b)          The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change of Control will perform the calculations set forth in Section 11(a).  If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change of Control (if requested at that time by the Company) or such other time as requested by the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

12.         Termination of Employment; Change of Control.

              (a)           Cause.

                                             (1)           At any time during the Employment Period, the Company may terminate this Agreement and Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean termination of Executive’s employment with the Company based upon the occurrence of one or more of the following during the Employment Period: (A) Executive’s refusal or material failure to perform Executive’s job duties and responsibilities (other than by reason of Executive’s serious physical or mental illness, injury or medical condition); (B) Executive’s failure or refusal to comply in any material respect with material Company policies or lawful directives; (C) Executive’s material breach of any contract or agreement between Executive and the Company (including but not limited to any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between Executive and the Company), or Executive’s material breach of any statutory duty, fiduciary duty or any other obligation that Executive owes to the Company; (D) Executive’s commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or Executive’s engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company; or (E) Executive’s indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude.  For the purposes of this definition, the term “Company” shall include any parent or subsidiary of the Company.

                                             (2)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

                              (b)           Good Reason and Without Cause.

                                              (1)           At any time during the term of this Agreement, Executive may terminate this Agreement and Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall be deemed to exist only if the Company shall fail to correct within thirty (30) days after receipt of written notice from Executive specifying in reasonable detail the reasons Executive believes one of the following events or conditions has occurred (provided such notice is delivered by Executive no later than thirty (30) days after the initial existence of the occurrence):  (A) a material diminution of Executive’s then current base salary (other than reductions that also affect other similarly situated employees) without Executive’s prior written agreement and (B) the relocation of Executive’s primary business location for Executive’s employment with the Company to a location other than one situated in New York, without Executive’s prior written agreement, provided that in all events the termination of Executive’s service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason. “Good Reason” shall not be deemed to exist if the events that would otherwise constitute “Good Reason” are prompted by the occurrence of any event constituting Cause..

                                              (2)           In the event that Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to Executive (or, following his death, to Executive’s heirs, administrators or  executors) the payments and benefits set forth in Section 6 hereof.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

                                              (3)           Executive shall not be required to mitigate the amount of any payment provided for in Section 6 or this Section 13(b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 13(b) be reduced by any compensation earned by Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.  Notwithstanding anything herein to the contrary, the benefits to Executive under this Agreement shall be reduced by the amount of any insurance proceeds payable to Executive.

                             (c)           Without “Good Reason” by Executive.  At any time during the term of this Agreement, Executive shall be entitled to terminate this Agreement and Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company.  Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

                             (d)           Change of Control.  In the event the Company undergoes a Change of Control and Executive remains employed hereunder through the date of the consummation of the Change of Control, then upon the first occurrence hereinafter of the Change of Control Executive shall be paid a one-time lump sum cash bonus in the amount of $650,000, such payment to be made on the first payroll date following the closing of such Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following:  (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: any acquisition of Common Stock or securities convertible into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.  For the avoidance of doubt, Executive shall only be eligible to receive a bonus under this Section 12(d) once in connection with the first occurrence of a Change of Control and shall not be eligible for any such bonus upon a subsequent Change of Control.

                             (e)           Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

13.         Confidential Information.

                              (a)           Disclosure of Confidential Information.  Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive.  Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain.  The provisions of this Section 13 shall survive the termination of Executive’s employment hereunder.

                              (b)           Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

                             (c)           In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

14.         Non-Competition and Non-Solicitation.

                             (a)           Executive agrees and acknowledges that the Confidential Information that Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein.  Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive.  Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

                             (b)           Executive hereby agrees and covenants that he shall not, during the Employment Period without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a Company whose shares are traded on any domestic securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in direct competition with the business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company; provided, however, that this clause (2) shall not apply to any employee or independent contractor hired or engaged as a result of the use of any independent employment agency (so long as such agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation or advertisement; or

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during the last 12 months of Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company.

With respect to the activities described in Paragraphs (1), (2) and (3), the restrictions of this Section 14(b) shall continue during the Employment Period and until the twelve (12) month anniversary following the termination of Executive’s employment with the Company.

15.         Section 409A.

                             (a)           The provisions of this Agreement are intended to comply with Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

                             (b)           To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

                             (c)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

         (d)           Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Section 409A being subject to Code Section 409A.

                              (e)           Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (collectively, the “Deferred Compensation Separation Benefits”) shall not be paid during the first six (6) months following Executive’s termination of employment.  Any portion of the Deferred Compensation Separation Benefits otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

16.         Miscellaneous.

                             (a)           Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 13 or Section 14 of this Agreement.  Accordingly, Executive agrees that any breach or threatened breach by him of Section 13 or Section 14 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach.  The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant.  In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.  The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

                              (b)           Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to assign its rights and duties under this Agreement to any parent corporation without any such express written consent.  In addition, this Agreement shall automatically be assumed by any successor to the Company by way of merger or stock purchase.

                             (c)           During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

                              (d)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, Share Awards shall govern with respect to the subject matter thereof).  The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.  No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                              (e)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

                             (f)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                              (g)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

                              (h)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of New York.

                             (i)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.  The parties hereto have executed this Agreement as of the date set forth above.

                              (j)           Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

                             (k)           The Company represents and warrants to Executive that it has the full  power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

interclick, inc

/s/ Michael Katz

Michael Katz, CEO

/s/ Keith Kaplan

Keith Kaplan